Exhibit 99.4
AMENDMENT TO EMPLOYMENT AGREEMENT
This Amendment to Employment Agreement, made as of June 12, 2017, is by and between GSE Systems, Inc., a Delaware corporation (the "Company"), and Emmett Pepe, an employee of the Company (the "Executive").
BACKGROUND
The parties previously entered into the Employment Agreement, dated July 1, 2016 (the "Employment Agreement").  Pursuant to Section 4(b) of the Employment Agreement, the Executive is eligible to earn an annual bonus award of up to 40% of base salary, based upon the achievement of annual performance goals.  The parties now desire to increase the maximum amount of the annual bonus that the Executive is eligible to earn.
NOW, THEREFORE, in consideration of the premises, the mutual promises, covenants, and conditions herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.	Section 4(b) of the Employment Agreement is hereby amended in its entirety to read as follows:
For each fiscal year of the Term, beginning with fiscal year 2016, the Executive shall be eligible to earn an annual bonus award (the "Bonus") of up to 60% of Base Salary (or any higher amount approved by the Compensation Committee), based upon the achievement of annual performance goals established by the Compensation Committee.  The amount of Bonus to be paid to Executive for any year of this Agreement may, at the sole discretion of the Compensation Committee, be (i) prorated for the number of months which Executive was employed by the Company during such year and (ii) paid on or prior to March 15 of the following year.
2.	In all other respects, the Employment Agreement is hereby ratified and affirmed.
IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.
GSE SYSTEMS, INC. By: /s/ Kyle J. Loudermilk Kyle J. Loudermilk Chief Executive Officer	EXECUTIVE /s/ Emmett Pepe Emmett Pepe
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